Exhibit 99.B(d)(80)

Schedule C dated July __, 2003
to the
SEI Institutional Managed Trust
Sub-Advisory Agreement dated March 31, 1996
between
SEI Investments Management Corporation (formerly, SEI Financial
Management Corporation)
and
LSV Asset Management

Pursuant to Article 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

Large Cap Value Fund                         *

Small Cap Value Fund

* Applicable to LSV Asset Management’s Enhanced Index strategy

Agreed and Accepted:

SEI Investments Management Corporation	LSV Asset Management

By:	By:
/s/ Todd Cipperman	/s/ Tremaine Atkinson

Name:	Name:
Todd Cipperman	Tremaine Atkinson

Title:	Title:
Senior VP	COO